UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2024

American Outdoor Brands, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39366	84-4630928
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 North Route Z, Suite A
Columbia, Missouri		65202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 338-9585

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per Share	AOUT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On April 11, 2024, AOB Products Company, a wholly owned subsidiary of American Outdoor Brands, Inc. ("we" or "us") entered into an Amended and Restatement Trademark License Agreement (the "Trademark License Agreement"), with Smith & Wesson Inc. ("SW"), pursuant to which the parties agreed to amend and restate the Trademark License Agreement, dated August 24, 2020 (the "Original Agreement").

The Trademark License Agreement with SW provides us with a limited, non-transferable, exclusive license to use certain SW trademarks for the sale of accessories, tools, and cutlery, which license allows us to continue selling all SW branded products that we are currently selling on an exclusive basis. In order to maintain brand identity, SW continues to have the right to approve any new products in the authorized product categories.

The Trademark License Agreement requires us to pay to SW on a calendar quarterly basis a 5% ongoing aggregate royalty based on net sales of products utilizing the SW license with a minimum guaranteed royalty of $150,000 per calendar quarter. The term of the Trademark License Agreement will be five years from May 1, 2024 (the "Initial Term") with termination for cause if the other party breaches the agreement and fails to cure within the applicable cure period. Following the Initial Term of the Trademark License Agreement, the parties may agree to one or more five-year renewal terms, but if the parties are unable to agree to any such continuation, the agreement will continue on a month-to-month basis with either party having a right to terminate upon 12 months prior written notice.

If either party wishes to modify the 5% royalty rate on or after the Initial Term, the Trademark License Agreement requires the parties to engage in good faith discussions regarding the new royalty rate no later than six months prior to the expiration of the five-year renewal term. The Trademark License Agreement requires us and SW to engage an independent third party to set the new royalty rate based off the industry average if we are unable to agree with SW on any new royalty rate. If either party does not agree with the royalty rate determined by the independent third party, such party may elect not to extend the agreement, and the agreement will not renew for such five-year renewal term but will instead continue for a period of 12 months from the last day of the preceding renewal term at the same royalty rate as the preceding renewal term.

Despite the foregoing, the Trademark License Agreement permits SW to terminate the Trademark License Agreement and purchase the assets of the business line selling licensed products at any time commencing three years after the effective date by paying to us a purchase price of two times our net revenue from our sales of the licensed products for the 12-month period preceding such termination date with a net working capital adjustment. The Trademark License Agreement requires us and SW to indemnify each other for inaccuracies of representations.

The above summary of the Trademark License Agreement is qualified in its entirety by reference to the complete terms and provisions of the Trademark License Agreement and the Original Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit
Number	Description
10.1	Amended and Restated Trademark License Agreement, dated as of April 11, 2024, by and between Smith & Wesson Inc. and AOB Products Company, a wholly owned subsidiary of the Registrant.
10.2	Trademark License Agreement, dated as of August 24, 2020, by and between Smith & Wesson Inc. and AOB Products Company, a wholly owned subsidiary of the Registrant.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN OUTDOOR BRANDS, INC.

Date:	April 16, 2024	By:	/s/ H. Andrew Fulmer
H. Andrew Fulmer Executive Vice President, Chief Financial Officer, and Treasurer